PRESS RELEASE

                        * * * FOR IMMEDIATE RELEASE * * *


FOR: NORTH VALLEY BANCORP                      NORTH VALLEY BANCORP
880 East Cypress Avenue                        Contact: Michael J. Cushman
Redding, California 96002                      880 East Cypress Avenue
Michael J. Cushman                             Redding, California 96002
President and Chief Executive Officer                    Tel: (530) 221-8400


                                September 9, 1999

                              NORTH VALLEY BANCORP
                    ADOPTS SHAREHOLDER PROTECTION RIGHTS PLAN

         Redding, California, September 9, 1999 -- The Board of Directors of North Valley Bancorp (the "Company") today announced its adoption of a Shareholder Protection Rights Plan and declaration of a dividend of one Right on each outstanding share of the Company's Common Stock. The dividend will be paid on October 4, 1999, to shareholders of record on September 23, 1999.

         The Rights Plan was not adopted in response to any specific effort to acquire control of the Company. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment.

         Until it is announced that a person or group has acquired 10% or more of the Company's Common Stock (an "Acquiring Person") or commences a tender offer that will result in such person or group owning 10% or more of the Company's Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms similar to those of one share of Common Stock for an exercise price of $45.00.

         Upon announcement that any person or group has become an Acquiring Person, then 10 days thereafter (or such earlier or later date as the Board may decide) (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of the Company's Common Stock or Participating Preferred Stock having a market value of twice the exercise price.

         Also, if after an Acquiring Person controls the Company's Board of Directors, the Company is involved in a merger or sells more than 50% of its assets or earning power (or has entered an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other shareholders or the Person with whom the merger occurs is the Acquiring Person or a person affiliated or associated with the Acquiring Person, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 10% and 50% of the Company's Common Stock, the Company's Board of Directors may, at its option, exchange one share of the Company's Common Stock for each Right.

         The Rights may be redeemed by the Board of Directors for $0.001 per Right prior to the Flip-in Date.

                                                            North Valley Bancorp
                                                            Press Release
                                                            September 9, 1999
                                                            Page 2


         Michael J. Cushman, President and Chief Executive Officer of the Company, stated that "the Rights Plan is not intended to and will not prevent a takeover of the Company at a full and fair price. However, the Rights may cause substantial dilution to a person or group that acquires 10% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its shareholders because the Rights can be redeemed prior to a triggering event.

         "The Rights Plan does not in any way weaken the Company's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or its shareholders and will not change the way in which the Company's shares are traded."

         A letter regarding the Rights Plan, with a summary of its provisions, will be mailed to shareholders.

         NORTH VALLEY BANCORP is a bank holding company headquartered in Redding, California. Its principal subsidiary, North Valley Bank, operates twelve commercial banking offices in Shasta and Trinity Counties in Northern California, including two in-store supermarket branches and a Business Banking Center. Shares of North Valley Bancorp common stock are traded on the Nasdaq National Market under the symbol NOVB.